Exhibit 99.1

ADMINISTAFF ANNOUNCES RECORD EARNINGS PER SHARE

•	Earnings per share increase 70% on 12% revenue growth
•	Operating income increases 79%
•	EBITDA increases 44% to $24 million

HOUSTON - May 1, 2008 - Administaff, Inc. (NYSE: ASF), a leading provider of human resources services for small and medium-sized businesses, today announced a 70.0% increase in diluted earnings per share to $0.51 compared to $0.30 in the first quarter of 2007. Net income increased to $13.2 million from $8.4 million in the 2007 period.

“Our record results, in the face of a slowing economy, confirm the strength and resiliency of our business model,” said Paul J. Sarvadi, Administaff chairman and chief executive officer. “Although we are experiencing slightly slower unit growth, we are meeting our profitability targets due to effective pricing and direct cost management. As these trends continue for the balance of the year, we will make the investments necessary to accelerate growth and profitability in 2009.”

Revenues for the first quarter of 2008 increased 11.8% over the 2007 period to $456.1 million, due to an 8.3% increase in the average number of worksite employees paid per month and a 3.3% increase in revenues per worksite employee per month.

Gross profit increased 27.2% over the first quarter of 2007 to $86.6 million on the growth in the average number of worksite employees paid and an increase in the average gross profit per worksite employee per month to $254 from $216 in the 2007 period. These results were at the high end of the company’s forecasted range primarily due to a higher-than-expected surplus from payroll taxes.

Operating expenses for the quarter increased 18.2% to $68.6 million, slightly below the low end of the company’s expected range, and included expected costs associated with the company’s sales expansion, middle-market and HRTools.com initiatives.

Operating income for the first quarter of 2008 increased 79.4% to $18.0 million, with an average operating income per worksite employee per month of $53 compared to $32 in the 2007 period.

EBITDA for the first quarter was $24.1 million. Cash outlays included share repurchases of $15.0 million, capital expenditures of $4.8 million and dividends of $2.9 million.

“Our solid earnings and the strength of our balance sheet have allowed us to distribute over $100 million to shareholders since January 2007 through share repurchases and dividends, which is nearly 20% of our current enterprise value,” said Douglas S. Sharp, vice-president of finance, chief financial officer and treasurer. “This not only demonstrates our commitment to maximizing shareholder return, but also our intent to take advantage of the company’s attractive valuation.”

Administaff, Inc.

Administaff will be hosting a conference call today at 10 a.m. EDT to discuss these results, give guidance for the second quarter and full year 2008, and answer questions from investment analysts. To listen in, call 866-831-6224 and use passcode 25151513. The call will also be webcast at http://www.administaff.com/investor_relations. The conference call script and company guidance will be available at the same Web site later today. A replay of the conference call will be available at 888-286-8010, passcode 21908131, for two weeks after the call. The webcast will be archived for one year.

Administaff is the nation’s leading professional employer organization (PEO), serving as a full-service human resources department that provides small and medium-sized businesses with administrative relief, big-company benefits, reduced liabilities and a systematic way to improve productivity. The company operates 49 sales offices in 24 major markets. For additional information, visit Administaff’s Web site at http://www.administaff.com.

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties. In the normal course of business, Administaff, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results. We base the forward-looking statements on our current expectations, estimates and projections. These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) changes in general economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations; (iii) increases in health insurance costs and workers’ compensation rates and underlying claims trends, financial solvency of workers’ compensation carriers and other insurers, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of our operations; (iv) the effectiveness of our sales and marketing efforts; (v) changes in the competitive environment in the PEO industry, including the entrance of new competitors and our ability to renew or replace client companies; and (vi) our liability for worksite employee payroll and benefits costs; and (vii) an adverse final judgment or settlement of claims against Administaff. These factors are discussed in further detail in Administaff’s filings with the U.S. Securities and Exchange Commission. Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

Administaff, Inc.

Administaff, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	March 31,	December 31,
	2008	2007
	(Unaudited)
Assets
Cash and cash equivalents	$159,311	$135,793
Restricted cash	34,729	35,318
Marketable securities	25,942	74,880
Accounts receivable	159,499	134,834
Prepaid expenses and other current assets	30,273	28,668
Income taxes receivable	—	3,918
Total current assets	409,754	413,411

Property and equipment, net	79,066	77,941
Deposits	70,735	63,720
Other assets	13,421	5,579
Total assets	$572,976	$560,651

Liabilities and Stockholders’ Equity
Accounts payable	$4,457	$5,236
Payroll taxes and other payroll deductions payable	111,127	113,929
Accrued worksite employee payroll expense	137,643	110,406
Accrued health insurance costs	14,126	19,297
Accrued workers’ compensation costs	36,882	37,150
Deferred income taxes	2,480	1,066
Income tax payable	888	—
Other accrued liabilities	18,218	28,518
Current portion of capital leases	640	629
Total current liabilities	326,461	316,231

Long-term capital leases	373	537
Accrued workers’ compensation costs	41,991	39,116
Deferred income taxes	6,827	6,092
Total noncurrent liabilities	49,191	45,745

Stockholders’ equity:
Common stock	309	309
Additional paid-in capital	138,780	138,640
Treasury stock, cost	(135,368)	(123,600)
Accumulated other comprehensive income, net of tax	14	5
Retained earnings	193,589	183,321
Total stockholders’ equity	197,324	198,675
Total liabilities and stockholders’ equity	$572,976	$560,651

Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended March 31,
	2008	2007	Change

Operating results:
Revenues (gross billings of $2.554 billion and $2.275 billion less worksite employee payroll cost of $2.098 billion and $1.867 billion, respectively)	$456,066	$407,758	11.8%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	369,459	339,691	8.8%
Gross profit	86,607	68,067	27.2%
Operating expenses:
Salaries, wages and payroll taxes	36,979	32,045	15.4%
Stock-based compensation	2,385	1,308	82.3%
General and administrative expenses	18,739	15,946	17.5%
Commissions	3,094	2,919	6.0%
Advertising	3,778	2,102	79.7%
Depreciation and amortization	3,646	3,720	(2.0)%
Total operating expenses	68,621	58,040	18.2%
Operating income	17,986	10,027	79.4%
Other income (expense):
Interest income	2,507	2,997	(16.3)%
Other, net	(33)	(23)	(43.5)%
Income before income tax expense	20,460	13,001	57.4%
Income tax expense	7,304	4,608	58.5%
Net income	$13,156	$8,393	56.7%
Diluted net income per share of common stock	$0.51	$0.30	70.0%
Diluted weighted average common shares outstanding	25,756	28,176

Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended March 31,
	2008	2007	Change
Statistical data:
Average number of worksite employees paid per month	113,541	104,881	8.3%
Revenues per worksite employee per month(1)	$1,339	$1,296	3.3%
Gross profit per worksite employee per month	254	216	17.6%
Operating expenses per worksite employee per month	201	184	9.2%
Operating income per worksite employee per month	53	32	65.6%
Net income per worksite employee per month	39	27	44.4%

(1) Gross billings of $7,497 and $7,229 per worksite employee per month, less payroll cost of $6,158 and $5,933 per worksite employee per month, respectively.

Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

GAAP to Non-GAAP Reconciliation Tables

	Three months ended March 31,
	2008	2007	Change

Payroll cost (GAAP)	$2,097,588	$1,866,759	12.4%
Less: Bonus payroll cost	(234,524)	(235,995)	(0.6)%
Non-bonus payroll cost	$1,863,064	$1,630,764	14.2%

Payroll cost per worksite employee (GAAP)	$6,158	$5,933	3.8%
Less: Bonus payroll cost per worksite employee	(689)	(750)	(8.1)%
Non-bonus payroll cost per worksite employee	$5,469	$5,183	5.5%

Non-bonus payroll cost represents payroll cost excluding the impact of bonus payrolls paid to the company’s worksite employees. Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program. As a result, Administaff management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs.

	Three months ended March 31,
	2008	2007	Change

Net income (GAAP)	$13,156	$8,393	56.7%
Interest expense	21	32	(34.4)%
Income tax expense	7,304	4,608	58.5%
Depreciation and amortization	3,646	3,720	(2.0)%
EBITDA	$24,127	$16,753	44.0%

EBITDA represents net income computed in accordance with generally accepted accounting principles (“GAAP”), plus interest expense, income tax expense, depreciation and amortization expense. Administaff management believes EBITDA is often a useful measure of the company’s operating performance, as it allows for additional analysis of the company’s operating results separate from the impact of taxes and capital and financing transactions on earnings.

Non-bonus payroll and EBITDA are not financial measures prepared in accordance with GAAP and may be different from similar measures used by other companies. Non-bonus payroll and EBITDA should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Administaff includes non-bonus payroll and EBITDA in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s workers’ compensation program and the company’s operating performance during the periods presented. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the tables above.

###